Exhibit 99.1

HERBALIFE NUTRITION ANNOUNCES PRICING OF $400 MILLION AGGREGATE PRINCIPAL AMOUNT OF SENIOR NOTE OFFERING

LOS ANGELES (August 9, 2018)—Herbalife Nutrition Ltd. (NYSE: HLF) (the “Company”) today announced the pricing of the previously announced offering by HLF Financing SaRL, LLC and Herbalife International, Inc. (the “Issuers”), each a wholly owned subsidiary of the Company, of $400 million aggregate principal amount of senior notes due 2026 (the “Notes”).

The Notes have a fixed annual interest rate of 7.250%, which will be paid semi-annually on February 15 and August 15 of each year, commencing on February 15, 2019. The notes will be guaranteed by Herbalife Nutrition Ltd., the parent company of the Issuers, and will be guaranteed on a senior unsecured basis by each of the Company’s existing and future subsidiaries that will guarantee the obligations of the U.S. domestic borrowers under the Company’s new senior secured credit facilities to be entered into on the issue date of the Notes.

The Company expects to use the net proceeds from this offering, together with borrowings under the Company’s new senior secured credit facilities, to refinance all amounts outstanding under its existing senior secured credit facilities and to pay related fees and expenses. Any remaining net proceeds will be used for general corporate purposes.

The transactions are expected to close on August 16, 2018, subject to customary closing conditions.

This press release is neither an offer to sell nor a solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. Any offer, if at all, will be made only pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States in reliance on Regulation S under the Securities Act. The Notes have not been and are not expected to be registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Herbalife Nutrition Ltd.

Herbalife Nutrition is a global nutrition company that sells weight-management, targeted nutrition, energy and sports and fitness and outer nutrition care products exclusively to and through dedicated Herbalife Nutrition Independent Members in more than 90 countries. The Company has over 8,000 employees worldwide, and its shares are traded on the New York Stock Exchange (NYSE: HLF) with net sales of approximately $4.4 billion in 2017. The Company supports the Herbalife Nutrition Foundation (HNF) and its Casa Herbalife programs to help bring good nutrition to children in need.

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Media Contact: Jennifer Butler VP, Media Relations 213.745.0420	Investor Contact: Eric Monroe Director, Investor Relations 213.745.0449

FORWARD-LOOKING STATEMENTS

This release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed or incorporated by reference in our filings with the Securities and Exchange Commission. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in our forward-looking statements include, among others, the following:

•	our relationship with, and our ability to influence the actions of, our Members;

•	improper action by our employees or Members in violation of applicable law;

•	adverse publicity associated with our products or network marketing organization, including our ability to comfort the marketplace and regulators regarding our compliance with applicable laws;

•	changing consumer preferences and demands;

•	the competitive nature of our business;

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regulatory matters governing our products, including potential governmental or regulatory actions concerning the safety or efficacy of our products and network marketing program, including the direct selling markets in which we operate;

•	legal challenges to our network marketing program;

•	the consent order entered into with the FTC, the effects thereof and any failure to comply therewith;

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risks associated with operating internationally and the effect of economic factors, including foreign exchange, inflation, disruptions or conflicts with our third party importers, pricing and currency devaluation risks, especially in countries such as Venezuela;

•	uncertainties relating to interpretation and enforcement of legislation in China governing direct selling and anti-pyramiding;

•	our inability to obtain the necessary licenses to expand our direct selling business in China;

•	adverse changes in the Chinese economy;

•	our dependence on increased penetration of existing markets;

•	any material disruption to our business caused by natural disasters, other catastrophic events, acts of war or terrorism, or cyber-security incidents;

•	contractual limitations on our ability to expand our business;

•	our reliance on our information technology infrastructure and outside manufacturers;

•	the sufficiency of our trademarks and other intellectual property rights;

•	product concentration;

•	our reliance upon, or the loss or departure of any member of, our senior management team which could negatively impact our Member relations and operating results;

•	U.S. and foreign laws and regulations applicable to our international operations;

•	uncertainties relating to the United Kingdom’s vote to exit from the European Union;

•	restrictions imposed by covenants in our credit facility;

•	risks related to the notes;

•	uncertainties relating to the application of transfer pricing, duties, value added taxes, and other tax regulations, and changes thereto;

•	changes in tax laws, treaties or regulations, or their interpretation;

•	taxation relating to our Members;

•	product liability claims;

•	our incorporation under the laws of the Cayman Islands;

•	whether we will purchase any of our shares in the open markets or otherwise; and

•	share price volatility related to, among other things, speculative trading and certain traders shorting our common shares.

We do not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.